Exhibit 23.5

1

James C. Barker, Consulting Geologist
Cathedral Rock Ranch, 35940 Highway 19, Kimberly, Oregon 97848
(541) 934-2970 fax (541) 934-2027 jcbarker@oregontrail.net

Consent of author

To Whom It May Concern

I, James C. Barker, Independent Consulting Geologist, AIPG 8205, have authored the report, Chandalar Mining District, A Report of Findings and Recommendations, 2005. This report was prepared for the Little Squaw Gold Mining Company, Spokane, Washington, and submitted January 2, 2006. I hereby consent to the disclosure of this material as needed in the SB-2 and 10KSB filings.

This date of January 2, 2006.

James C. Barker
Certified Professional Geologist